Exhibit 99.1
News Release

News Announcement	For Immediate Release

CONTACT
Ronda J. Williams, Investor Relations
Oil-Dri Corporation of America
312/706-3232; ronda.williams@oildri.com

Oil-Dri Announces Fourth Quarter and Fiscal Year 2011 Results

CHICAGO – (October 12, 2011) – Oil-Dri Corporation of America (NYSE: ODC) today announced net sales of $226,755,000 for the fiscal year ended July 31, 2011, a 4% increase compared with net sales of $219,050,000 for the previous fiscal year.  Net income for the fiscal year was $9,051,000, or $1.26 per diluted share, a 3% decrease compared with net income of $9,458,000 or $1.30 per diluted share for the previous fiscal year.

Net sales for the fourth quarter were $57,731,000, a 6% increase compared with net sales of $54,653,000 in the same quarter one year ago.  The Company reported net income for the quarter of $2,895,000, or $0.40 per diluted share, a 21% increase compared with net income of $2,416,000 or $0.33 per diluted share in the same quarter one year ago.

Fiscal Year Business Review

President and Chief Executive Officer Daniel S. Jaffee said, “This year we were able to achieve moderate sales growth and maintain a strong balance sheet while investing heavily in a new product launch and continuing to invest in several key initiatives.

“In the fourth quarter, we introduced Cat’s Pride Fresh & Light, a new concept in cat litter.  The product capitalizes on our lighter density mineral reserves, and uses a blend of sodium and calcium bentonite covered by both an existing patent and a pending patent application.  The marketing investment for Fresh & Light has exceeded any recent Company initiative.  You can view our commercials on our Cat’s Pride Facebook site: www.facebook.com/catspride.  Commercials will begin airing on cable television this fall and then again in the spring.  Initial sales of Fresh & Light were captured in the fourth quarter before our formal advertising campaign was launched.

“During the fiscal year, we continued to optimize the manufacturing process for Verge granules that brought repeat business and increased capacity.  Our fluids purification products maintained year over year growth.  We added a strategic animal health distributor in Japan and Brazil that will help the company achieve greater coverage in those regions.”

Key Metrics

Key Metrics	F’11	F’10	F’09	F’08	F’07
Cash, cash equivalents & investments	$33,722,000	$24,621,000	$19,837,000	$27,764,000	$30,027,000
Net cash provided by operations	$13,108,000	$26,216,000	$15,814,000	$11,341,000	$16,851,000
Cash and equivalents less notes payable	$422,000	$6,321,000	$(1,663,000)	$684,000	$(1,133,000)
Return on average stockholders’ equity	9.7%	10.5%	10.8%	10.8%	10.0%
*Net income per diluted share	$1.26	$1.30	$1.33	$1.25	$1.09
Capital expenditures	$13,806,000	$10,413,000	$15,253,000	$7,302,000	$7,757,000
Dividends paid	$4,218,000	$3,992,000	$3,684,000	$3,377,000	$3,038,000
Dividends paid per Common Stock share	$0.64	$0.60	$0.56	$0.52	$0.48

*Net income per diluted share for fiscal years 2009, 2008 and 2007 have been restated to reflect a new accounting standard effective August 1, 2009.  The new standard requires us to include our unvested restricted stock awards as participating securities in the calculation of net income per diluted share.

Fiscal Year Segment Review

Business to Business Products Group

	Fourth Quarter		Fiscal Year
	2011	2010	2011	2010
Net Sales	$19,047,000	$18,716,000	$74,479,000	$71,991,000
Segment Income	$4,884,000	$4,647,000	$19,504,000	$19,925,000

Net sales for the Company’s Business to Business Products Group were up 3% for the fiscal year driven by a higher average net selling price, which offset the Group’s volume decrease.  Group income was down 2% in the fiscal year due to higher costs for freight, packaging and materials.  Net sales of agricultural carriers, fluids purification and animal health products increased while sales of co-packaged cat litters decreased.  Net sales of Agsorb agricultural carriers increased due to price and volume.  Verge granules generated incremental sales from the professional pesticide and agricultural markets.  Fluids purification products net sales to edible oil and recycled oil markets increased.  Animal health products benefited from a higher average net selling price although tons sold declined.  Co-packaged cat litters continued to decline as cat litter consumers continued to switch from coarse to scoopable litters.

Retail and Wholesale Products Group

	Fourth Quarter		Fiscal Year
	2011	2010	2011	2010
Net Sales	$38,684,000	$35,937,000	$152,276,000	$147,059,000
Segment Income	$2,462,000	$2,517,000	$10,439,000	$11,669,000

Net sales for the Company’s Retail and Wholesale Products Group were up 4% for the fiscal year due to a higher average net selling price and sales mix.  Group income was down 11% due to higher costs for freight, packaging and materials.  Investment for new product research and promotion exceeded prior year spending.  Net sales increases were realized for both cat litter and floor absorbent products, which offset the Group’s decrease in tons sold.  Cat’s Pride cat litter sales and volume were up primarily due to the product reinstatement with the Company’s largest customer and initial sales of Fresh & Light cat litter in the fourth quarter.  Net sales of floor absorbents were up due to higher selling prices.  Sales of the Company’s foreign subsidiaries were down significantly due to strong competition and the loss of major accounts.

Financial Review

On June 23, 2011, Oil-Dri’s Board of Directors increased quarterly cash dividends to $0.17 per share of outstanding Common Stock and $0.1275 per share of outstanding Class B Stock.  The dividends were payable September 2, 2011 to stockholders of record at the close of business on August 19, 2011.  The Company has paid cash dividends continuously since 1974 and has increased dividends annually for the past eight years.

At the end of the fourth quarter, the annualized dividend yield on the Company’s Common Stock was 3.3%, based on the quarter’s stock closing price of $20.69 per share and the latest cash quarterly dividend of $0.17.

Cash, cash equivalents and short-term investments at July 31, 2011, totaled $33,722,000.  Capital expenditures for the fiscal year totaled $13,806,000, which was $5,333,000 more than the fiscal year’s depreciation and amortization of $8,473,000.

Looking Forward

Jaffee continued, “This coming year we will focus our resources on accomplishing sales and marketing goals for Cat’s Pride Fresh & Light.  We will continue to invest heavily in marketing activities throughout fiscal 2012 and expect this product to positively impact earnings in fiscal 2013.”

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The Company will offer a live webcast of the fourth quarter earnings teleconference on Thursday, October 13, 2011 from 10:00 a.m. to 10:30 a.m., Chicago Time.  To listen to the call via the web, please visit www.streetevents.com or www.oildri.com.  An archived recording of the call and written transcripts of all teleconferences are posted on the Oil-Dri website.

Agsorb and Cat’s Pride are registered trademarks of Oil-Dri Corporation of America.  Fresh & Light and Verge are trademarks of Oil-Dri Corporation of America.

Facebook is a registered trademark of Facebook, Inc.

Oil-Dri Corporation of America is a leading supplier of specialty sorbent products for agricultural, horticultural, fluids purification, specialty markets, industrial and automotive, and is the world’s largest manufacturer of cat litter.

Certain statements in this press release may contain forward-looking statements that are based on our current expectations, estimates, forecasts and projections about our future performance, our business, our beliefs, and our management’s assumptions. In addition, we, or others on our behalf, may make forward-looking statements in other press releases or written statements, or in our communications and discussions with investors and analysts in the normal course of business through meetings, webcasts, phone calls, and conference calls.  Words such as “expect,” “outlook,” “forecast,” “would”, “could,” “should,” “project,” “intend,” “plan,” “continue,” “believe,” “seek,” “estimate,” “anticipate,” “believe”, “may,” “assume,” variations of such words and similar expressions are intended to identify such forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Such statements are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially including, but not limited to, the dependence of our future growth and financial performance on successful new product introductions, intense competition in our markets, volatility of our quarterly results, risks associated with acquisitions, our dependence on a limited number of customers for a large portion of our net sales and other risks, uncertainties and assumptions that are described in Item 1A (Risk Factors) of our most recent Annual Report on Form 10-K and other reports we file with the Securities and Exchange Commission.  Should one or more of these or other risks or uncertainties materialize, or should underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, intended, expected, believed, estimated, projected or planned.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  Except to the extent required by law, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this press release, whether as a result of new information, future events, changes in assumptions, or otherwise.

O I L  -  D R I   C O R P O R A T I O N    O F    A M E R I C A

Consolidated Statements of Income
(in thousands, except for per share amounts)
(unaudited)
		Fourth Quarter Ended July 31,
		2011	% of Sales	2010	% of Sales
Net Sales		$57,731	100.0%	$54,653	100.0%
Cost of Sales		(45,298)	78.5%	(43,128)	78.9%
Gross Profit		12,433	21.5%	11,525	21.1%
Operating Expenses		(8,378)	14.5%	(8,612)	15.8%

Operating Income		4,055	7.0%	2,913	5.3%
Interest Expense		(558)	1.0%	(293)	0.5%
Other Income		(14)	0.0%	203	0.4%

Income Before Income Taxes		3,483	6.0%	2,823	5.2%
Income Taxes		(588)	1.0%	(407)	0.7%
Net Income		$2,895	5.0%	$2,416	4.4%

Net Income Per Share:
	Basic Common	$0.43		$0.36
	Basic Class B Common	$0.33		$0.28
	Diluted	$0.40		$0.33

Average Shares Outstanding:
	Basic Common	5,095		5,170
	Basic Class B Common	1,913		1,897
	Diluted	7,090		7,216

		Twelve Months Ended July 31,
		2011	% of Sales	2010	% of Sales
Net Sales		$226,755	100.0%	$219,050	100.0%
Cost of Sales		(176,715)	77.9%	(169,362)	77.3%
Gross Profit		50,040	22.1%	49,688	22.7%
Operating Expenses		(36,331)	16.0%	(36,139)	16.5%

Operating Income		13,709	6.0%	13,549	6.2%
Interest Expense		(2,053)	0.9%	(1,345)	0.6%
Other Income		485	0.2%	610	0.3%

Income Before Income Taxes		12,141	5.4%	12,814	5.8%
Income Taxes		(3,090)	1.4%	(3,356)	1.5%
Net Income		$9,051	4.0%	$9,458	4.3%

Net Income Per Share:
	Basic Common	$1.36		$1.42
	Basic Class B Common	$1.06		$1.07
	Diluted	$1.26		$1.30

Average Shares Outstanding:
	Basic Common	5,083		5,203
	Basic Class B Common	1,908		1,891
	Diluted	7,103		7,275

O I L  -  D R I   C O R P O R A T I O N    O F    A M E R I C A

Consolidated Balance Sheets
(in thousands, except for per share amounts)
(unaudited)

		As of July 31,
		2011	2010

	Current Assets
	Cash and Cash Equivalents	$17,885	$18,762
	Investment in Short-term Securities	15,837	5,859
	Accounts Receivable, net	29,217	27,178
	Inventories	19,230	16,023
	Prepaid Expenses	9,647	8,367
	Total Current Assets	91,816	76,189
	Property, Plant and Equipment	68,028	62,502
	Other Assets	13,549	15,291
	Total Assets	$173,393	$153,982

	Current Liabilities
	Current Maturities of Notes Payable	$3,600	$3,500
	Accounts Payable	6,369	6,482
	Dividends Payable	1,129	1,043
	Accrued Expenses	15,382	16,766
	Total Current Liabilities	26,480	27,791
	Long-Term Liabilities
	Notes Payable	29,700	14,800
	Other Noncurrent Liabilities	21,915	20,802
	Total Long-Term Liabilities	51,615	35,602
	Stockholders' Equity	95,298	90,589
	Total Liabilities and Stockholders' Equity	$173,393	$153,982

	Book Value Per Share Outstanding	$13.63	$12.77

	Acquisitions of
Property, Plant and Equipment	Fourth Quarter	$3,596	$2,468
	Year to Date	$13,806	$10,413
Depreciation and Amortization Charges	Fourth Quarter	$2,161	$1,859
	Year to Date	$8,473	$7,371

O I L  -  D R I   C O R P O R A T I O N    O F    A M E R I C A
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	For the Twelve Months Ended
	July 31,
CASH FLOWS FROM OPERATING ACTIVITIES	2011	2010

Net Income	$9,051	$9,458

Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and Amortization	8,473	7,371
(Increase) Decrease in Accounts Receivable	(2,075)	1,884
(Increase) Decrease in Inventories	(3,207)	1,772
Increase in Accounts Payable	275	1,702
(Decrease) Increase in Accrued Expenses	(1,384)	2,496
Other	1,975	1,533
Total Adjustments	4,057	16,758
Net Cash Provided by Operating Activities	13,108	26,216

CASH FLOWS FROM INVESTING ACTIVITIES
Capital Expenditures	(13,806)	(10,413)
Net (Purchases) Dispositions of Investment Securities	(10,008)	2,148
Other	149	375
Net Cash Used in Investing Activities	(23,665)	(7,890)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from Issuance of Long-Term Debt	18,500	--
Principal Payments on Long-Term Debt	(3,500)	(3,200)
Dividends Paid	(4,218)	(3,992)
Purchase of Treasury Stock	(2,474)	(5,988)
Other	1,621	1,866
Net Cash Provided by (Used in) Financing Activities	9,929	(11,314)

Effect of exchange rate changes on cash and cash equivalents	(249)	(89)

Net (Decrease) Increase in Cash and Cash Equivalents	(877)	6,923
Cash and Cash Equivalents, Beginning of Year	18,762	11,839
Cash and Cash Equivalents, July 31	$17,885	$18,762